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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12

PENN NATIONAL GAMING, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 EXPLANATORY NOTE

        The following correspondence was sent to the shareholders of Penn National Gaming, Inc. (the "Company") holding 5,000 shares or more of the Company's common stock as of the record date set forth in the Company's Proxy Statement for the 2010 Annual Meeting of Shareholders.

        The Company's Proxy Statement for the 2010 Annual Meeting of Shareholders and the Annual Report for the year ended December 31, 2009 are available via the Internet at https://materials.proxyvote.com/707569.

May 24, 2010

Dear Fellow Penn National Gaming Shareholders,

        Our Annual Meeting of Shareholders is scheduled for June 9, 2010, and in addition to electing Directors and ratifying auditors, we will also be voting on a proposal to declassify our Board of Directors. This proposal was submitted by UNITE-HERE (the "Union"), a labor union that is seeking to further its organizing efforts at our company by waging a corporate campaign. The Union's campaign includes shareholder proposals and other tactics which we believe are intended to harass and distract our senior management from the essential task of delivering value to shareholders.

        The Union, which owns 135 shares of the company's common stock, claims that it is seeking to eliminate the classified structure of the Board because, in its view, it inhibits the accountability of the Board to its shareholders. However, with an investment in just 135 shares, it seems obvious to us that the Union's real intent is a continuation of its ongoing harassment of the company.

        In the 2010 Annual Meeting materials we previously sent you, there is a discussion of the reasons why our Board believes Penn National shareholders are best served by voting against the Union's proposal. For your convenience, I have included with this letter another copy of that discussion, as well as the Union's proposal.

        The Board has been accountable to the shareholders where it counts the most—delivering outstanding returns that have well outperformed our peer group over the long-term. As shown in the attached materials, an investment of $100 in the company's stock on January 1, 2000 appreciated more than twelve fold to $1,208 on January 1, 2010, compared to an average of $237 for the same investment in Penn National's peer group companies with comparable trading histories.

        Please support our Board's efforts to continue to deliver extraordinary returns to shareholders by voting FOR the election of the Directors (Item 1), FOR the ratification of the appointment of our auditors (Item 2) and AGAINST the Union's proposal (Item 3).

        If you have not already done so, please sign, date and return the enclosed proxy card at your earliest convenience. Further, you may change or revoke any previously submitted proxy card by delivering an additional duly executed card with a later date. You may also be able to vote by a toll-free telephone or over the Internet. Please follow the instructions on the enclosed proxy card.

        In addition, if you would like to discuss this very important matter, please do not hesitate to call the company helping us with this year's Annual Meeting, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

        Thank you for your continued support.

Sincerely,
/s/ PETER M. CARLINO PETER M. CARLINO Chairman and Chief Executive Officer

ª	825 Berkshire Boulevard	©	Wyomissing, PA 19610	§	610.373.2400	♦

 EXCERPT FROM PAGES 16 TO 21 OF THE PENN NATIONAL GAMING INC.
PROXY STATEMENT DATED APRIL 30, 2010

Supporting Statement From The Company

        In considering the Union's Proposal, the Board urges shareholders to examine how the Company's classified board has consistently and successfully worked to create substantial shareholder value over the years. The Board also believes strongly that shareholders should consider carefully the track record of the proponent of this Proposal, which has made numerous attempts over the years to destroy, rather than enhance, shareholder value.

        More specifically, the Board of Directors recommends a vote against the Union Proposal for the following reasons:

  •
  The Company's classified Board structure supports and protects the Company's long-term growth initiatives.

  •
  The Company has a proven track record of enhancing shareholder value under the guidance and oversight of the classified Board.

  •
  The Union's supporting statement lacks merit.

  •
  The Union has consistently and actively opposed the Company's initiatives to increase shareholder value, create new jobs and generate additional tax revenue for state and local governments in order to advance its own agenda.

Analysis

The Company's classified Board structure supports and protects the Company's long-term growth initiatives.

        One of the key drivers of future growth for the Company is its ability to successfully identify, obtain and execute on long-term development projects. These projects often take many years to complete in order for legislation to be enacted, regulations to be approved, licenses to be issued, development transactions to be negotiated and, finally, facilities to be constructed. For example, the Company is currently actively involved in several new long-term and very promising projects, including new facilities in Kansas, Maryland and Ohio—states that have authorized certain forms of gaming in 2007, 2008 and 2009, respectively. The ability of the Company to provide a high degree of certainty to legislators, regulators and business partners relative to the Company's stability and continuity over the course of these long-term projects is an important element in the Company's ability to be awarded these opportunities. Among other things, a classified structure assures regulators that the Board will at all times consist of a majority of directors who have been thoroughly investigated and previously approved as "suitable" to be a director of a publicly traded, multi-jurisdictional gaming company. With a classified board, the Company can credibly assure potential development partners and state officials that the Board of Directors will provide a source of stability and continuity of direction over the long development cycle of any new gaming project.

The Company has a proven track record of enhancing shareholder value under the guidance and oversight of the classified Board.

        The Company has had a classified board structure in place since its initial public offering of common stock in 1994 and, therefore, believes that the Union Proposal should be considered in light of the Company's consistent record of enhancing shareholder value under the guidance and oversight of the Board with the current classified structure and an appreciation for the importance of a long term approach. The Company has long been one of the top performers in its peer group, even despite the extremely challenging economic conditions over the last few years. As demonstrated in the chart below, an investment of $100 in the Company made on January 1, 2000 would have been worth $1,208 on

January 1, 2010 versus an average of $237 for the same investment in the Company's peer group companies with comparable trading histories:

Total Shareholder Return PENN vs. Peer Group
1/1/2000 to 1/1/2010

        The Company has been built on a series of carefully considered acquisitions and prudent capital investments under the guidance of its classified Board. These transactions have included acquisitions such as Charles Town Races & Slots, Hollywood Casino Bay St. Louis and Boomtown Biloxi, CRC Holdings, Inc., Hollywood Casino Corporation, Argosy Gaming Company and Black Gold Casino at Zia Park as well as capital investments at properties such as Charles Town Races & Slots, Hollywood Casino at Penn National Race Course, Hollywood Slots Hotel & Raceway, Argosy Casino Lawrenceburg and Argosy Casino Riverside. We believe that the classified board structure has aided us in attracting and retaining director candidates with a high level of expertise and commitment to the Company who have overseen the Company's growth.

        Further, and perhaps more importantly, the Board has amply demonstrated its willingness to consider all possible strategies for returning wealth to shareholders as circumstances have permitted. Most notably, in 2007, at a time when the Board believed market multiples had substantially increased from prior years, the Board engaged in a structured process to market and sell the Company to the highest bidder resulting in a proposed sale transaction with affiliates of Fortress and Centerbridge. By strongly encouraging potential acquirers to deal directly with the Board, the classified board structure better positions the Company to negotiate effectively on behalf of shareholders to realize the greatest possible shareholder value. Also, in connection with the termination of the proposed sale transaction, the Board oversaw the negotiation and completion of the precedent setting termination arrangement that has provided the foundation for the strong balance sheet that the Company has utilized to fund many of its recent development opportunities. In addition, and more recently, as market conditions have permitted, the Company has repurchased over 9.4 million shares of the Company's common shares and common share equivalents. Accordingly, the Company does not believe that the classified board has impaired its ability to execute on these strategies and, to the contrary, the Board has fostered the successful growth of the Company.

The Union's supporting statement lacks merit.

        In the Board's opinion, the Union is more intent on painting the Company in a negative light than on discussing the relative merits of a classified board. The claims made by the Union in the supporting statement are without merit and ignore the detailed disclosure on these topics contained in the Company's past proxy statements. To that end, the Board would like to note where in this Proxy Statement shareholders can find a complete and objective discussion of the matters referred to in the supporting statement:

  •
  Board "Interlocks"—Notably, the Company does not have any board "interlocks" (as such term is defined by Item 407(e) of Regulation S-K of the SEC's rules) and the Company's statement to such effect can be found on page 56 of this Proxy Statement.

  •
  Compensation—A complete discussion of director compensation can be found starting on page 9 of this Proxy Statement, and a complete discussion of executive compensation can be found starting on page 22 of this Proxy Statement. Specifically, the Board would like to note on page 31 of this Proxy Statement that the base salary of the Company's Chief Executive Officer, Peter M. Carlino, was at the 57th percentile in 2009 relative to the base salaries of the chief executive officers of the Company's peer group for that year.

  •
  Pay for Performance—The Company's pay for performance philosophy is discussed throughout the Company's Compensation Discussion and Analysis starting on page 22 of this Proxy Statement and discussed specifically on pages 26 to 31 of this Proxy Statement. As a point of reference and as noted on page 26 of this Proxy Statement, 76% of the potential cash compensation for the Company's Chief Executive Officer in 2009 was based on the achievement of certain pre-defined performance metrics and, as noted in the chart above, the Company continues to be one of the top performers in its peer group.

        Accordingly, the Board believes the concerns raised by the Union lack merit and, in any event and for the reasons noted below, the Board further believes that the Union's proposal is not primarily motivated by corporate governance concerns.

The Union has consistently and actively opposed the Company's initiatives to increase shareholder value, create new jobs and generate additional tax revenue for state and local governments in order to advance its own agenda.

        The Board believes the Union's Proposal to remove the classified Board structure is not related to its status as a Company shareholder, but rather is simply another step in a long series of provocative actions by the Union's leadership to pressure the Company into agreeing to a national "card check" relationship with the Union. Under the card check framework sought by the Union, it would benefit greatly in terms of garnering substantial additional dues revenue, among other advantages, by representing most of the Company's employees, while denying those same employees the opportunity to make an informed decision in the course of a government-supervised election process and without the benefit of a fair and secret ballot election for those employees.

        The Board believes the arrangement urged by the Union, where a unionized status is essentially imposed on employees, would ultimately prove contrary to the best interests of the shareholders, the Company, our employees and our patrons. The Company has well-established and cooperative relationships with a number of other labor unions (which represent approximately 2,000 Company employees) and positive employee relations overall (including good relations with the approximately 270 employees represented by the Union's Local 1 at the Empress Casino in Joliet, Illinois—where, remarkably, the Union's local recently missed an important deadline to initiate negotiations regarding potential wage increases for its members). The Company's consistent efforts to foster positive employee relations were highlighted in the aftermath of Hurricane Katrina in 2005 and the devastating fire at the

Company's Empress Casino Hotel in 2009 where, in both instances, the Company continued to provide wages and benefits to displaced employees well after pre-established benefits had been exhausted. Yet, despite this and apparently based on the Union's inability to generate interest directly from the Company's employees, the Union has targeted the Company for a corporate campaign for approximately six years. As a result, the current Union Proposal, the proposal they made last year and shortly thereafter withdrew, and frankly any future proposals the Union might make, must be viewed in the context of what we believe to be their ulterior motive.

        In waging its corporate campaign, the Union has undertaken a number of activities intended to interfere with the Company's growth and expansion plans, all of which have had the potential to destroy shareholder value. For example, in various conversations with Company personnel, representatives of the Union have acknowledged attempting to interfere with the Company's previous growth initiatives in Atlantic City (where the Company was at one time considering a large scale development project), Maryland (when the Company was proposing that slots be added to Rosecroft Raceway) and West Virginia (when the Company ran a county-wide campaign to permit table games at its Charles Town property) and have further stated that they intend to continue such activities. In addition, the Company has received a number of reports that representatives of the Union have been involved in aggressive recruiting and harassment of the Company's employees, including repeated and unwelcome home visits, physically intimidating conduct, late night phone calls and recruiters posing as government officials.

        Most recently, the Union has continued its attempts to disrupt the Company's growth activities by demanding that the Company execute an extremely one-sided neutrality agreement in connection with the upcoming opening of the Company's Cecil County, Maryland gaming facility. The Union has made this demand despite knowing that the Company had already executed a labor peace agreement with a local, credible union coalition comprised of SEATU (an affiliate of the Seafarer's union, which is Maryland-based and with whom the Company has a national relationship) and the UFCW Local 27 (a Maryland based union whose membership includes in excess of 25,000 workers in the region). Because of the Union's activities, the Company's Cecil County employees are likely to be confused and disrupted by multiple and overlapping organization attempts while facing the daunting task of opening a new facility. Moreover, the Company believes that the relatively few employees at the Cecil County facility eligible to be organized will not benefit from the imposition of a union and indeed should have the free choice provided by a secret election (consistent with the free choice they can exercise under the Company's current agreement with SEATU).

        The Company believes that these activities have been designed solely to further the Union's private agenda of increasing its membership ranks by threatening to undermine the Company's growth—all at the expense of the shareholder value which the Union purports to want to maximize. The Company has a cooperative, mutually beneficial relationship with a number of the labor unions we work with and makes extensive use of organized labor in our construction projects. The Union, however, has chosen a different and decidedly counterproductive path. Ironically, while attempting to pressure the Company, the Union's actions have had the effect of stymieing the creation of new jobs as well the generation of additional tax revenue for state and local governments.

        For the reasons indicated above, we believe that the Union Proposal is simply another attempt to assert pressure on the Company by causing it to expend significant resources to address an issue that has not proven to be detrimental to the Company's growth, prospects or ability to create shareholder value—in fact, for the reasons stated above, we believe that the classified structure of the Board has had a positive effect on the Company.

        For the reasons noted above, the Board unanimously recommends that the shareholders vote "AGAINST" proposal 3.

 Shareholder Proposal Requesting That The Company Reorganize The
Board Of Directors Into One Class Elected Annually

        UNITE-HERE, 1775 K Street, NW, Suite 620, Washington, DC 20006, which is the beneficial owner of 135 shares of the Company's common stock, and which intends to hold such shares of the Company's common stock through the date of the 2010 Annual Meeting of Shareholders, such ownership being in excess of $2,000 in market value, submitted the following proposal (the "Union Proposal") and supporting statement:

Proposal from the Shareholder

        RESOLVED, that the shareholders of Penn National Gaming, Inc. (the "Company") ask that the Company, in compliance with applicable laws, take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year. The implementation of this proposal should not affect the unexpired terms of directors elected to the board at or prior to the 2010 annual meeting.

Supporting Statement from the Shareholder

        Board accountability is essential to the success of the Company. The Company's current classified board insulates directors and executives from the ramifications of poor performance. Requiring annual elections of all directors would increase the accountability of the board to shareholders and improve financial performance.

        Shareholders are concerned with the lack of independence of several directors, excessive executive compensation, and the board's failure to connect executive pay to performance.

Board Interlocks

        Director Harold Cramer is a trustee of the Carlino Family Trust which controls 10.79% of PENN stock. Both Cramer and Peter D. Carlino sit on the board of the Philadelphia Health Care Trust and were on the board of the Pennsylvania Medical Reinsurance Company. Director Barbara Shattuck's firm Shattuck Hammond Partners provided financial advisory services to Graduate Health Systems while Cramer was its CEO. Peter Carlino and Director Robert Levy's business have been listed as joint breeders of three race horses. Peter M. Carlino has been on the board of Mooring Financial Corporation and Director John Jacquemin has been its CEO. In the 1970s, Jacquemin was CFO at CFC Corporation while Peter M. Carlino was its president.

Excessive Compensation

        PENN's directors are the highest paid in the industry peer group. With average director compensation of $589,000, PENN directors were paid more than twice the average director compensation of its industry peers in 2008. MGM Mirage with revenue three times that of PENN, paid its directors $300,000 on average, about half as much as PENN.

        PENN CEO Peter M. Carlino received over $7 million in 2008 total compensation, nearly twice the average CEO compensation for the Company's industry peers. Announced in November 2009, the Company's 2008 executive performance bonuses were inflated by the extraordinary cash termination fee the Company received after the failed merger. While shareholders saw the Company's stock price fall, Carlino was paid a $2.2 million bonus equity award.

Executive Pay not Based on Performance

        PENN's compensation practices fail to uphold the principle of pay-for-performance. PENN's top two executives are paid base salaries above the tax deductible cap of $1 million. In 2008, the company spent over $250,000 for executives to use the company aircraft for personal travel. PENN maintains a single trigger change in control payment that generously pays executives after a change in control without requiring a subsequent termination of employment to receive payment. Last year the proxy advisory service, ISS, Inc., recommended a withhold vote for David Handler, a member of the Company's compensation committee, because of the single trigger arrangement.

        We urge all shareholders to vote FOR this resolution.

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EXPLANATORY NOTE
EXCERPT FROM PAGES 16 TO 21 OF THE PENN NATIONAL GAMING INC. PROXY STATEMENT DATED APRIL 30, 2010
Supporting Statement From The Company
Analysis
Total Shareholder Return PENN vs. Peer Group 1/1/2000 to 1/1/2010
Shareholder Proposal Requesting That The Company Reorganize The Board Of Directors Into One Class Elected Annually